As filed with the Securities and Exchange Commission on June 30, 1999
                                              Registration No. 333-______
=============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                  Containing a Reoffer Prospectus on Form S-3
                     Industri-Matematik International Corp.
             (Exact name of registrant as specified in its charter)

            Delaware                                   No. 51-0374596
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
 incorporation or organization)

                             901 Market Street
                                 Suite 475
                         Wilmington, Delaware 19801
                                (302) 777-1608

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ----------------

          Industri-Matematik International Corp. Restricted Stock Program
            Industri-Matematik International Corp. 1998 Stock Option Plan Industri-Matematik International Corp. 1997 Employee Stock Purchase Plan
                           (Full title of the plans)

                              ----------------

                           Marvin S. Robinson, Esq.
                       Tannenbaum Dubin & Robinson, LLP
                          1140 Avenue of the Americas
                           New York, New York 10036
                                (212) 302-2900
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                              ----------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
==============================================================================
                                            Proposed   Proposed
                                            Maximum    Maximum
  Title of Each                 Amount      Offering   Aggregate  Amount of
  Class of Securities           to be       Price Per  Offering   Registration
  to be Registered              Registered  Share      Price      Fee
------------------------------------------------------------------------------
Industri-Matematik International
 Corp. Restricted Stock Program

Common Stock (par value $0.01) 275,000     $14.375(1)  $3,953,125  $1,099
Common Stock (par value $0.01)  65,000      $6.000(1)    $390,000  $  108

------------------------------------------------------------------------------
Industri-Matematik International
 Corp. 1998 Stock Option Plan

Common Stock (par value $0.01)  1,120,000    $2.83(2)   $3,169,600 $  881
Common Stock (par value $0.01)  1,880,000    $2.348(3)  $4,414,240 $1,227
------------------------------------------------------------------------------
Industri-Matematik International
 Corp.  1997 Employee Stock Purchase Plan

Common Stock (par value $0.01)     10,093    $4.25(1)   $   42,895 $   12
Common Stock (par value $0.01)    589,907    $2.348(3)  $1,385,102 $  385
------------------------------------------------------------------------------
TOTAL:                          3,940,000                          $3,712
==============================================================================

(1) All such shares have been issued pursuant to the Company's Restricted Stock Program or 1997 Employee Stock Purchase Plan at the indicated offering price per share.

(2) Average price at which shares are issuable upon exercise of currently outstanding options with fixed exercise prices. Pursuant to Regulation C, Rule 457(h)(1) under the Securities Act of 1933, the aggregate offering price and the fee have been computed upon the basis of the aggregate price at which the options may be exercised.

(3) The price of $2.348 per share, which is the price of the Common Stock of the registrant based upon the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq National Market on June 25, 1999, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(c) and (h) and has been used only for those shares without a fixed exercise price.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1933, as amended ("Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Centre, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is quoted on the Nasdaq National Market and such material also may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus and any registration statement containing this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference in the information that this Prospectus and any registration statement containing this Prospectus incorporates). Such requests should be made to Marvin S. Robinson, Tannenbaum Dubin & Robinson, LLP, 1140 Avenue of the Americas, New York, New York 10036, (212) 302-2900.

                                EXPLANATORY NOTE

  This Registration Statement has been prepared in accordance with the requirements of Form S-8 which relates to the Company's Common Stock offered pursuant to the Company's Restricted Stock Program, 1998 Stock Option Plan, and 1997 Employee Stock Purchase Plan. This Registration Statement also includes a Prospectus prepared in accordance with the requirements of Part I of Form S-3 which relates to the reoffer or resale by Selling Stockholders of certain shares of the Registrant's Common Stock covered by this Registration Statement.

  The 600,000 shares registered hereunder to be offered pursuant to the 1997 Employee Stock Purchase Plan are additional shares authorized to be issued pursuant to that plan by the Company's Board of Directors on December 22, 1998. The 600,000 shares originally authorized under the 1997 Employee Stock Purchase Plan were registered pursuant to Registration Statement No. 333-25407 filed on April 18, 1997.

                                 PROSPECTUS
                                 ----------


                    INDUSTRI-MATEMATIK INTERNATIONAL CORP.


                                340,000 Shares



                                 COMMON STOCK


                            $.01 par value per share

     This Prospectus relates to the offer and sale of 340,000 shares ("Shares") of common stock, $.01 par value per share ("Common Stock"), of Industri-Matematik International Corp. ("Company") which may be offered hereby from time to time by any or all of the selling stockholders named herein ("Selling Stockholders") for their own benefit. The Company will not receive any of the proceeds from the sale of the Shares of Common Stock by the Selling Stockholders.

  The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "IMIC".

        The Common Stock offered hereby involves a high degree of risk.
                              See "Risk Factors".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
        EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
               THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall create, under any circumstances, any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not be lawfully made.

                The date of this Prospectus is June 30, 1999

                                  THE COMPANY

     The Company's principal office is located at 901 Market Street, Suite 475, Wilmington, Delaware 19801, and its telephone number is (301) 777-1608.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended ("Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"), that involve certain risks and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth below as well as in this Prospectus generally, including the documents incorporated by reference herein. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," and similar expressions are intended to identify forward-looking statements. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those appearing elsewhere in this Prospectus and in the documents incorporated by reference herein. These forward-looking statements are made as of the date of this Prospectus and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

    In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus.

    No Assurance of Profitability. Although the Company achieved net income of $6.9 million and $9.4 million for its 1997 and 1998 fiscal years, respectively, the Company had losses of $3.8 million for its fiscal quarter ended July 31, 1998, $11.0 million for its fiscal quarter ended October 31, 1998, $8.9 million for the fiscal quarter ended January 31, 1999, and $11.6 million for its fiscal quarter ended April 30, 1999, for a loss of $35.3 million for fiscal 1999, and there can be no assurance that the Company will be profitable in any future period. Future operating results will depend on many factors, including the growth of the supply chain management software market, market acceptance of the Company's existing and new software products or enhanced versions thereof, competition, the success of the Company's sales, support, service, and marketing organizations, general economic conditions, and other factors.

    Significant Fluctuations in Quarterly Operating Results and Seasonality. The Company has experienced, and expects to continue to experience, significant fluctuations in quarterly operating results that may be caused by many factors, including, among others: the size and timing of orders for the Company's products; the lengthy sales and implementation cycle for the Company's products and delays in the implementation process; introduction or enhancement of products by the Company or its competitors; changes in pricing policy of the Company or its competitors; increased competition; technological changes in computer systems and environments; the ability of the Company to timely develop, introduce, and market new products and new versions of existing products; quality control of products sold; market readiness to deploy supply chain management products for distributed computing environments; market acceptance of new products and product enhancements; seasonality of revenue; customer order deferrals in anticipation of new products and product enhancements; personnel changes; fluctuations in foreign currency exchange rates; mix of license and service and maintenance revenues and general economic conditions. Because a significant portion of the Company's revenues has been, and the Company believes will continue to be, derived from large orders, the timing of orders and their fulfillment has caused, and is expected to continue to cause, material fluctuations in the Company's operating results, particularly on a quarterly basis. As a result of these and other factors, the Company believes that period-to-period quarterly comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. The Company's quarterly operating results are also subject to certain seasonal fluctuations. The Company's revenues, particularly its license revenues, are typically strongest in its third and fourth fiscal quarters, which end January 31 and April 30, respectively, and weakest in its first and second fiscal quarters, which end July 31 and October 31, respectively. The Company's revenues and operating results in its third fiscal quarter typically benefit from purchase decisions made by the large concentration of customers with calendar year-end budgeting, while revenues and operating results in its fourth fiscal quarter typically benefit from the efforts of the Company's sales force to meet fiscal year-end sales quotas. Like many application software vendors with large average order sizes, in its first and second fiscal quarters, the Company's sales force initiates sales activity directed to achieving fiscal year-end goals. In addition, the Company's first and second fiscal quarters include the months of July and August, when both sales and billable customer services activity, as well as customer purchase decisions, are reduced, particularly in Europe, due to summer vacation schedules. As a result of these seasonal factors, the Company may experience weaker performance in its first and/or second fiscal quarters as compared to is third and/or fourth fiscal quarters.

    Unpredictability of Orders. Because the Company generally ships software products within a short period after receipt of an order, it typically does not have a material backlog of unfulfilled orders. License revenues in any quarter are substantially dependent on orders booked and shipped in that quarter and cannot be predicted with any degree of certainty. The Company has historically recognized a significant portion of license revenue in the last two weeks of a quarter. Any significant shortfall of license revenues in relation to the Company's expectations or any material delay of customer orders would have an immediate adverse effect on its business, operating results, and financial condition. Due to the foregoing factors, it is possible that in future periods the Company's revenues and thus its operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock could be materially and adversely affected.

    Lengthy Sales and Implementation Cycle. The sale and implementation of the Company's products and particularly those related to larger orders (licenses) generally involve a significant commitment of resources by prospective customers. As a result, the Company's sales process often is subject to delays associated with lengthy approval processes associated with significant capital expenditures. For these and other reasons, the sales cycle associated with the license of the Company's products varies substantially from customer to customer and typically lasts between 3 and 12 months during which time the Company may devote significant time and resources to a prospective customer, including costs associated with multiple site visits, product demonstrations, and feasibility studies, and experience a number of significant delays over which the Company has no control. Any significant or ongoing failure by the Company to ultimately achieve such sales could have a material adverse effect on the Company's business, operating results, and financial condition. In addition, following license sales, the software implementation typically involves customer training, integration with the customer's other existing systems, and the development of product extensions to add customer-specific functionality. The Company and/or a third party consultant may provide such post delivery implementation services pursuant to a separate services agreement. A successful implementation requires a close working relationship between the Company, the customer, and, generally, third party consultants who assist in the implementation process. Any inability of the Company to achieve such close working relationships, or any inability of the Company's consulting services organization or third party consultants to perform implementation services on a timely basis, may result in delays in the customer implementation process. There can be no assurance that delays in the implementation process for any given customer will not have a material adverse effect on the Company's business, operating results, and financial condition.

    Dependence upon Relationship with Oracle. An important part of the Company's operating results for its 1997 and 1998 fiscal years depended upon its marketing and sales relationship with Oracle; the impact of such relationship was less significant in fiscal 1999. For the fiscal years ended April 30, 1997, 1998, and 1999, the Company generated 63%, 53%, and 15% of its license revenues and 35%, 39%, and 3% of its total revenues, respectively, through various joint marketing efforts with Oracle. Prior to 1997, the Company engaged in an informal joint marketing and sales arrangement with Oracle pursuant to which the two companies jointly marketed to customers in the consumer packaged goods industry. In January 1997, the Company entered into the Oracle Agreement pursuant to which the parties agreed for a term of three years to jointly market and license the Oracle Solution Suite, which incorporates the Company's System ESS (R) software and certain Oracle software, and other complementary software of third parties. Oracle pays the Company a percentage of the total license fees that Oracle receives from a customer for System ESS. The Oracle Agreement has been amended at various times through December, 1998, and the Oracle Agreement, as amended, provides for additional development of component software, integration of the software components, and marketing and support of the Oracle Solution Suite. Pursuant to the Oracle Agreement, as amended, Oracle and its distributors have the non-exclusive right to sub-license System ESS as part of the Oracle Solution Suite in the consumer packaged goods industry. The Company has the worldwide right to market System ESS to customers in the consumer packaged goods industry as a "point" solution and in any other manner including combining System ESS with other software, which combination can be substantially similar to the Oracle Solution Suite. The Company and Oracle periodically enter into separate agreements authorizing Oracle to re-license the Company's System ESS software to customers in the consumer packaged goods industry and other industries. Pursuant to such agreements, Oracle pays to the Company a specified percentage of the license fee for System ESS. The Company also from time to time directly competes with Oracle's order management software product.

    In the consumer packaged goods industry, the Company actively markets and sells System ESS as a "point" solution, as part of the Oracle Solution Suite, and combined with software of other vendors. Accordingly, the Company's sales of System ESS in the consumer packaged goods industry are dependent in part upon the effectiveness of Oracle's efforts under the Oracle Agreement which the Company cannot control. There can be no assurance that Oracle will not otherwise curtail or discontinue the Oracle Agreement at the end of the initial three year term, that the Company will not terminate the Oracle Agreement, or that continuation of the Oracle Agreement will be beneficial to the Company, any of which circumstances could have a material adverse effect on the business, operating results, and financial condition of the Company. There can be no assurance that Oracle will continue to recommend the Company and its products to potential customers or enter into separate agent agreements with the Company, either of which could have a material adverse effect on the business, operating results, and financial condition of the Company.

    Competition. The Company's products are targeted at the emerging market for supply chain management software products which is intensely competitive and characterized by rapid technological change. The Company's competitors are diverse and offer a variety of solutions directed at various segments of the supply chain as well as the enterprise as a whole. These competitors include (i) enterprise application software vendors which offer client/server ERP solutions, such as SAP AG, Baan Company N.V., J.D. Edwards & Company, System Software Associates, Inc. and Oracle, (ii) companies offering standardized or customized products on mainframe and/or mid-range computer systems, (iii) internal development efforts by corporate information technology departments,
(iv) smaller independent companies which have developed or are attempting to develop advanced logistics execution software which complements or competes with the Company's software solutions, and (v) other business application software vendors who may broaden their product offerings by internally developing, or by acquiring or partnering with independent developers of, advanced logistics execution software. In addition, many of the Company's competitors have longer operating histories, significantly greater financial, technical, marketing, and other resources, greater name recognition, and a larger installed base of customers than the Company. In order to be successful in the future, the Company must continue to respond promptly and effectively to the challenges of technological change and competitors' innovations. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion, and sale of their products than the Company. The Company also expects to face additional competition as other established and emerging companies enter the market for order fulfillment software and new products and technologies are introduced. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share resulting in price reductions, fewer customer orders, and reduced gross margins, any one of which could materially adversely affect the Company's business, operating results, and financial condition. There can be no assurance that the Company will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on the Company's business, operating results, and financial condition.

    Attracting and Retaining Key Employees. The Company believes its future success and ability to achieve revenue growth will depend in significant part upon its ability to attract and retain highly skilled management, sales, support, service, marketing, and product development personnel. Competition for such personnel is intense, and recruiting such personnel is becoming increasingly difficult because of the strong world-wide economy. In addition, the loss of one or more of the Company's key personnel could have a material adverse effect on the Company's business, operating results, and financial condition. The Company does not have, and does not intend to obtain, key man life insurance on any of its executive management personnel. There can be no assurance that the Company will be able to retain its key employees or that it will be successful in attracting, assimilating, and retaining such personnel in the future. Failure to attract, assimilate, and retain key personnel could have a material adverse effect on the Company's business, operating results, and financial condition.

    Reliance on and Need to Develop Additional Relationships with Third Parties. The Company relies on formal and informal arrangements with a number of consulting and systems integration firms to enhance its sales, support, service, and marketing efforts, particularly with respect to implementation and support of its products as well as lead generation and assistance in the sale process. Such firms include Cap Gemini, IBM, and Oracle worldwide, Andersen Consulting, LLP, Advanced Technologies and Services, LLC, Computer Sciences Corporation, Ernst & Young, LLP, Palarco Inc., Solutions Consulting, Inc., and SHL Systemhouse, Inc. and Unisys Corporation in the United States and Ceratina Logistics OY, Computer Management Group, EcSoft, Ernst & Young, LLP, Logistics Consultancy Norway, Logica, Medata, Ordina, Tamperen Systemitiimi, and TT Tieto in Europe, Tietho, and ECsoft Group plc in Europe. The Company expects to continue to rely significantly upon such third parties for marketing and sales, lead generation, product implementation, customer support services, end user training, and lead generation. The Company will need to expand its relationships with these parties and enter into relationships with additional third parties in order to support revenue growth. Many such firms have similar, and often more established, relationships with the Company's principal competitors. There can be no assurance that these and other third parties will provide the level and quality of service required to meet the needs of the Company's customers, that the Company will be able to maintain an effective, long term relationship with such third parties, or that such third parties will continue to meet the needs of the Company's customers. If the Company is unable to develop and maintain effective relationships with these and other third parties, or if such parties fail to meet the needs of the Company's customers, the Company's business, operating results, and financial condition could be adversely affected. Further, there can be no assurance that these third party implementation providers, many of which have significantly greater financial, technical, personnel, and marketing resources than the Company, will not market software products in competition with the Company in the future or will not otherwise reduce or discontinue their relationships with or support of the Company and its products.

    Dependence on Principal Product. License and service and maintenance revenues related to System ESS have represented a substantial portion of the Company's revenues in recent years. System ESS and the Company's VIVALDI (TM) suite of software encompassing System ESS components are expected to continue to represent substantially all of the Company's revenues in the future. The Company's success depends on continued market acceptance of System ESS software and services and the VIVALDI suite as well as the Company's ability to introduce new versions of System ESS or other products to meet the evolving needs of its customers. There can be no assurance that System ESS and the VIVALDI suite will continue to achieve market acceptance or that the Company will introduce enhanced versions of System ESS on a timely basis, or at all, to meet the evolving needs of its customers. Any reduction in demand for System
ESS and the VIVALDI suite, increased competition in the market for supply chain management software, technological change, or other factors could have a material adverse effect on the Company's business, operating results and financial condition.

    Dependence on Emerging Market for Supply Chain Management Software. The Company currently derives, and is expected to continue to derive, a substantial portion of its revenues from licenses and services related to System ESS, a client/server supply chain management software product, and the VIVALDI suite. The market for enterprise-wide management software in general, and for supply chain management software in particular, has been limited in recent periods, and there can be no assurance that it will stabilize or that businesses will continue to adopt System ESS and the VIVALDI suite. The Company has spent, and intends to continue to spend, considerable resources educating potential customers generally about supply chain management, about the need for order fulfillment software solutions and specifically about System ESS and the VIVALDI suite. However, there can be no assurance that such expenditures will enable System ESS and the VIVALDI suite to achieve any additional degree of market acceptance. If the supply chain management software market fails to grow or grows more slowly than the Company currently anticipates, the Company's business, operating results, and financial condition could be materially and adversely affected.

    Rapid Technological Change and Requirement for Frequent Product Transitions. The market for the Company's products is characterized by rapid technological developments, evolving industry standards, and rapid changes in customer requirements. The introduction of products embodying new technologies, the emergence of new industry standards, or changes in customer requirements could render the Company's existing products obsolete and unmarketable. As a result, the Company's success depends upon its ability to continue to enhance existing products, respond to changing customer requirements, and develop and introduce in a timely manner new or enhanced products that keep pace with technological developments and emerging industry standards. Customer requirements include, but are not limited to, operability across distributed and changing heterogeneous hardware platforms, operating systems, relational databases, and networks. The System ESS client operates on Windows 3.1, Windows 95, and Windows NT platforms. System ESS currently provides support for 14 languages. System ESS can currently operate on UNIX server platforms for Hewlett-Packard Corporation, IBM, Digital Equipment Corporation, and Sun Corporation as well as on Windows NT server platforms. The Company continues to enhance its products to operate on such platforms in order to meet customers' requirements. There can be no assurances that the Company will be successful in developing enhanced versions of System ESS and the VIVALDI suite or new products on a timely basis, or that such enhancements or new products, when introduced, will achieve market acceptance or will adequately address the changing needs of the marketplace. If the Company is unable to develop and introduce new products or enhancements to existing products in a timely manner in response to changing market conditions or customer requirements, the Company's business, operating results, and financial condition could be materially and adversely affected.

    Litigation. In November, 1998, a licensee of System ESS (pursuant to a license agreement with a Company partner) which is indebted to the Company for implementation services, initiated an arbitration proceeding before the American Arbitration Association in New York, New York seeking cancellation of its indebtedness, a refund of prepaid support fees and the license revenue, with such refunds trebled. In February, 1999, a class action lawsuit was commenced against the Company, certain of its officers, directors, and controlling shareholders who sold shares of Common Stock during the class period, and its underwriters claiming violations of the Federal securities laws. In May, 1999, the Company initiated an Arbitration in Denmark against a Danish licensee of System ESS seeking damages for breach of contract. The Company anticipates that this licensee will claim damages against the Company for breach of contract. While management believes these actions to be without merit, an unfavorable outcome in any of these or any other actions which may be brought against the Company may have a material adverse affect upon the Company's business, operating results, and financial condition.

    Risk of Software Defects. Software products as complex as those offered by the Company frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Despite product testing, the Company has in the past released products with defects, discovered software errors in certain of its new versions after introduction, and experienced delays or lost revenue during the period required to correct these errors. The Company regularly introduces new releases and periodically introduces new products. There can be no assurance that, despite testing by the Company and by its customers, defects and errors will not be found in existing products or in new products, releases, versions, or enhancements after commencement of commercial shipments. Any such defects and errors could result in adverse customer reactions, negative publicity regarding the Company and its products, harm to the Company's reputation, loss of or delay in market acceptance, or require product changes, any of which could have a material adverse effect upon the Company's business, operating results, and financial condition.

    Product Liability. The Company's license agreements with customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. The limitation of liability provisions contained in such license agreements may not be effective. The Company's products are generally used to manage data critical to large organizations and, as a result, the sale and support of products by the Company may entail the risk of product liability claims. A successful liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results, and financial condition.

    Dependence on Proprietary Technology; Risks of Infringement. The Company's success depends, in part, upon the protection of its proprietary technology. The Company relies on a combination of copyright, trademark, and trade secret laws, confidentiality procedures, and license arrangements to establish and protect its proprietary rights. As part of its confidentiality procedures, the Company licenses its software pursuant to signed license agreements that impose restrictions on the licensee's ability to utilize the software and generally enters into non-disclosure agreements with its employees, distributors, and partners, and limits access to and distribution of its software, documentation, and other proprietary information. Despite these precautions, it may be possible for a third party to copy the Company's products or otherwise obtain and use the Company's proprietary technology without authorization. In addition, the laws of certain countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States or Sweden. Accordingly, third parties may copy or otherwise obtain and use the Company's proprietary technology without authorization. There can be no assurance that the Company's protection of its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology or duplicate illegally the Company's products.

    The Company is not aware that any of its products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim such infringement by the Company with respect to current or future products. The Company expects that software product developers increasingly will be subject to such claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in the industry segment overlap. Any such claims, with or without merit, could result in costly litigation that could absorb significant management time, which could have a material adverse effect on the Company's business, operating results, and financial condition. Such claims might require the Company to enter into royalty or license agreements. Such royalty or license agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results, and financial condition.

    Exposure to Currency Fluctuations. A significant portion of the Company's business is conducted in currencies other than the U.S. dollar (the currency in which its financial statements are stated), primarily the Swedish krona and, to a lesser extent, the U.K. pound sterling, the German mark, the Dutch guilder, the French franc, the Australian dollar, and the Canadian dollar. The Company incurs a significant portion of its expenses in Swedish krona, including all of its product development expenses and a substantial portion of its general and administrative expenses. As a result, appreciation of the value of the Swedish krona relative to the other currencies in which the Company generates revenues, particularly the U.S. dollar, could adversely affect operating results. The financial statements of the Company are translated from the functional currency of the operating subsidiaries into U.S. dollars, the Company's reporting currency, utilizing the current rate method. Accordingly, assets and liabilities are translated at exchange rates in effect at the end of the reporting period, and revenues and expenses are translated at the average exchange rate during the period. All translation gains or losses from the translation into the Company's reporting currency are included as a separate component of stockholders' equity. Fluctuations in the Swedish krona and other currencies relative to the U.S. dollar will effect period to period comparison of the Company's reported results of operations. Due to constantly changing currency exposures and the volatility of currency exchange rates, there can be no assurance that the Company will not experience currency losses in the future, nor can the Company predict the effect of exchange rate fluctuations upon future operating results. The Company does not currently undertake hedging transactions to cover its currency exposure, but the Company may choose to hedge a portion of its currency exposure in the future as it deems appropriate.

    Possible Volatility of Stock Price. The market price for the Common Stock has in the past been, and in the future could be, subject to significant fluctuations in response to a number of factors, including the announcement of new products or product enhancements by the Company or its competitors, quarterly variations in the Company's results of operations, or results of operations of its competitors or companies in related industries, changes in earnings or revenue estimates, or recommendations by securities analysts, developments in the Company's industry, general market conditions, and other factors, including factors unrelated to the operating performance of the Company or its competitors. In addition, stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations that have often been unrelated to the operating performance of such companies. Such factors and fluctuations, as well as general economic, political, and market conditions, such as recessions, could materially and adversely affect the market price of the Company's Common Stock.

    Control by Management and Current Stockholders; Indemnification of Officers and Directors. The Company's executive officers and directors and their affiliates, in the aggregate, own beneficially 52.1% of the Company's outstanding Common Stock as of April 30, 1999. In particular, Warburg, Pincus Investors, L.P. ("Warburg") owns beneficially 38.1% of the Company's outstanding Common Stock as of such date. As a result, Warburg can exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. The voting power of Warburg and the Company's officers and directors under certain circumstances could have the effect of delaying, deferring, or preventing a change in control of the Company, and making certain transactions more difficult or impossible absent the support of such stockholders, including proxy contests, mergers involving the Company, tender offers, open-market purchase programs, or other purchases of Common Stock that could give stockholders of the Company the opportunity to realize a premium over the then prevailing market price for shares of Common Stock. The Company has entered into agreements with its officers and directors indemnifying them against losses they may incur in legal proceedings arising from their service to the Company.

    Effect of Certain Charter Provisions; Antitakeover Effects of the Company's Charter, By-laws, and Delaware Law. The Company's Board of Directors has the authority to issue up to 15,000,000 shares of Preferred Stock and to determine the price, preferences, privileges, and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the antitakeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 also could have the effect of delaying, deferring, or preventing a change of control of the Company. Further, certain provisions of the Company's Certificate of Incorporation and By-laws may have the effect of discouraging, delaying, or preventing a merger, tender offer, or proxy contest involving the Company, which could adversely affect the market price of the Company's Common Stock.

    Registration Rights. A total of 15,349,769 shares of Common Stock held by certain stockholders are entitled to certain registration rights. If such stockholders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, the sale of such shares could have a material adverse effect on the market price for the Company's Common Stock and could materially adversely effect the Company's ability to raise additional capital when or if required.

    Enforceability of U.S. Judgments against Non-U.S. Officers and Directors. A substantial portion of the Company's assets are located outside the United States. In addition, members of the Board of Directors of the Company and certain experts named herein are residents of countries other than the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against such persons judgments of courts of the United States predicated upon civil liabilities under the United States Federal securities laws. There can be no assurance that United States investors will be able to enforce against the members of the Board of Directors or certain experts named herein who are residents of Sweden or countries other than the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. In addition, there is doubt as to whether a Swedish court would impose civil liability on the members of the Board of Directors of the Company in an original action predicated solely upon the Federal securities laws of the United States brought in a court of competent jurisdiction in Sweden against the Company or such members.

    Holding Company Structure. All of the operations of the Company are and will be conducted through direct and indirect subsidiaries. The Company's cash flow will depend upon the operating results and cash flow of its subsidiaries and the payment of funds by those subsidiaries to the Company in the form of loans, dividends, or otherwise. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make funds available to the Company, whether in the form of loans, dividends, or otherwise. Applicable law in certain countries may limit the ability of a subsidiary to pay dividends in the absence of sufficient distributable reserves or for other reasons. The Company's Swedish, United Kingdom, German, Dutch, French, United States, Australian, and Canadian subsidiaries are not subject to any current exchange controls. However, future exchange controls in these counties, or the existence of such controls in other countries in which the Company establishes subsidiaries, could limit or restrict the ability of the Company to obtain loans, dividends, or otherwise access financial resources in such subsidiaries. In addition, the Company's subsidiaries may from time to time in the future become parties to financing arrangements which may contain limitations on the ability of such subsidiaries to pay dividends or to make loans or advances to the Company. In the event of any insolvency, bankruptcy, or similar proceedings, creditors of the subsidiaries would generally be entitled to priority over the stockholders of the Company with respect to assets of the affected subsidiary.


                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares of Common Stock by the Selling Stockholders.


                            THE SELLING STOCKHOLDERS

     This Prospectus relates to possible sales by stockholders of the Company of Shares issued pursuant to the Company's Restricted Stock Program. The following table shows the names of the Selling Stockholders, the number of outstanding Shares of Common Stock of the Company beneficially owned by each of them as of June 29, 1999, and the number of Shares available for resale hereunder, subject to terms of the Company's Restricted Stock Program. Because the Selling Stockholders may sell all or part of their Shares pursuant to this Prospectus, no estimate can be given as to the amount of Shares that will be held by each Selling Stockholder upon termination of this offering.


                           SELLING STOCKHOLDER TABLE

                                       Number of                  Number of
                                        Shares                Shares Available
                                      Beneficially                 For Sale
Name                                     Owned       Percent      Hereunder
------                               ------------   -------   ----------------
Durlow, Stig ......................     630,000        1.9%        165,000
Peterson, Lars-Goran ..............     232,000         *          100,000
Lillienberg, Mats .................     180,000         *           50,000
Ekholtz, Per-Olof .................      49,995         *           25,000

-----------
* Less than 1%.


                              PLAN OF DISTRIBUTION

     The Shares offered hereby are being sold by the Selling Stockholders for their own account. The Company will not receive any of the proceeds from this offering.

     It is anticipated that the Selling Stockholders may from time to time make sales of all or part of the Shares of Common Stock covered by this Prospectus in the over-the-counter market, by block trading, in negotiated transactions or otherwise at prices then prevailing or in private transactions at negotiated prices. In addition to sales under this Prospectus, the Selling Stockholders may also effect sales of Shares of Common Stock covered by this Prospectus pursuant to Rule 144 promulgated under the Act. All the foregoing transactions will be made without payment of any underwriting commissions or discounts, other than the customary brokers' fees normally paid in connection with such transactions. The Selling Stockholders will have the right to withdraw the offered Shares prior to sale. There is no present plan of distribution.


                                 LEGAL MATTERS

     The validity of the issuance of the Shares offered hereby will be passed upon by Tannenbaum Dubin & Robinson, LLP, New York, New York. As of June 25, 1999, Marvin S. Robinson, the Secretary of the Company and a member of Tannenbaum Dubin & Robinson, LLP, and Lincoln W. Briggs, Alan I. Brown, and Mitchell S. Iden, all members of Tannenbaum Dubin & Robinson, LLP, owned in the aggregate 14,450 shares of the Company's Common Stock having a market value on such date of $33,929.


                                    EXPERTS

     The financial statements of the Company included in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1998, are incorporated herein by reference, and audited financial statements to be included in subsequently filed documents will be incorporated herein, in reliance on the report of Ohrlings Coopers & Lybrand AB, independent accountants, given on the authority of said firm as experts in auditing and accounting.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed with the Commission are incorporated by reference in this Prospectus:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1998;

     (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 1998, October 31, 1998, and January 31, 1999;

     (c) The description of securities to be registered contained in the Company's Registration Statement on Form 8-A, filed on September 13, 1996; and

     (d) All documents subsequently filed with the Commission by Securities the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

(a) Section 145 of the GCL gives Delaware corporations the power to indemnify each of their present and former officers or directors under certain circumstances, if such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interest of the corporation.

(b) The Amended and Restated Certificate of Incorporation of the Company contains provisions that eliminate the personal liability of each director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for breaches of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the GCL or (iv) for any transaction from which such director derived an improper personal benefit.

(c) The Amended and Restated Certificate of Incorporation of the Company contains provisions to the general effect that each director and officer shall be indemnified by the Company against liabilities and expenses in connection with any threatened, pending or contemplated legal proceedings to which he may be made a party or with which he may become involved by reason of being or having been an officer or director of the Company or of any other organization at the request of the Company. Indemnification is available only if it is determined to be proper by the majority of disinterested directors constituting a quorum, by the stockholders, or by independent legal counsel in a written option. In order to be entitled to indemnification, the indemnified person must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the Company, indemnification is precluded if such person has been adjudged to be liable, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which the action was brought shall determine that indemnification is proper. The Company also has the power to obtain insurance indemnifying officers and directors of the Company against any liability which it may deem proper, whether or not the Company would otherwise have the power to indemnify such officer or director pursuant to its Amended and Restated Certificate of Incorporation.

     The Company maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties and also insurance covering the Company against indemnification payments to its directors and officers for certain liabilities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


================================================================================

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell, or solicitation of an offer to sell, any securities other than the registered securities to which it relates, or an offer to or solicitation of any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                              -------------------

                               TABLE OF CONTENTS


                                                             Page
                                                             ----
Available Information.......................................   __
The Company.................................................   __
Risk Factors................................................   __
Use of Proceeds.............................................   __
The Selling Stockholders....................................   __
Plan of Distribution........................................   __
Legal Matters...............................................   __
Experts.....................................................   __
Incorporation of Certain Information by Reference...........   __
Indemnification of Directors and Officers...................   __

                              -------------------

================================================================================


                                 340,000 Shares


                              INDUSTRI-MATEMATIK
                              INTERNATIONAL CORP.



                                 Common Stock


                                  ----------
                                  PROSPECTUS
                                  ----------


                                 June 30, 1999

================================================================================


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

     The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2.  Registrant Information and Employee Plan Annual Information

     The documents containing the information specified in this Item 2 will be sent or given to employees as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     The following documents filed with the Commission are incorporated by reference in this Registration Statement:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1998;

     (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 1998, October 31, 1998, and January 31, 1999;

     (c) The description of securities to be registered contained in the Company's Registration Statement on Form 8-A, filed on September 13, 1996; and

     (d) All documents subsequently filed with the Commission by Securities the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

     Counsel to the Company, Tannenbaum Dubin & Robinson, LLP, 1140 Avenue of the Americas, New York, New York 10036, has rendered an opinion to the effect that the Common Stock offered hereby issued in accordance with the Company's Restricted Stock Program, is, and when issued in accordance with the Company's 1998 Stock Option Plan, will be, legally and validly issued, fully paid, and non-assessable. As of June 25, 1999, Marvin S. Robinson, the Secretary of the Company, and Alan I. Brown, Mitchell S. Iden, and Lincoln W. Briggs, all members of Tannenbaum Dubin & Robinson, LLP, owned in the aggregate 14,450 shares of the Company's Common Stock having a market value, as of such date, of $33,929.

Item 5.  Interest of Named Experts and Counsel

     Not applicable.


Item 6.  Indemnification of Directors and Officers

(a) Section 145 of the GCL gives Delaware corporations the power to indemnify each of their present and former officers or directors under certain circumstances, if such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interest of the corporation.

(b) The Amended and Restated Certificate of Incorporation of the Company contains provisions that eliminate the personal liability of each director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for breaches of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the GCL or (iv) for any transaction from which such director derived an improper personal benefit.

(c) The Amended and Restated Certificate of Incorporation of the Company contains provisions to the general effect that each director and officer shall be indemnified by the Company against liabilities and expenses in connection with any threatened, pending or contemplated legal proceedings to which he may be made a party or with which he may become involved by reason of being or having been an officer or director of the Company or of any other organization at the request of the Company. Indemnification is available only if it is determined to be proper by the majority of disinterested directors constituting a quorum, by the stockholders, or by independent legal counsel in a written option. In order to be entitled to indemnification, the indemnified person must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the Company, indemnification is precluded if such person has been adjudged to be liable, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which the action was brought shall determine that indemnification is proper. The Company also has the power to obtain insurance indemnifying officers and directors of the Company against any liability which it may deem proper, whether or not the Company would otherwise have the power to indemnify such officer or director pursuant to its Amended and Restated Certificate of Incorporation.

     The Company maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties and also insurance covering the Company against indemnification payments to its directors and officers for certain liabilities.

Item 7.  Exemption From Registration Claimed

     The sales and issuances of the securities to be reoffered or resold pursuant to this Registration Statement were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act.


Item 8.  Exhibits

         Exhibit No.         Description of Exhibit
         -----------------   ---------------------------------------------------
         Exhibit 4.1         Form of Amended and Restated Certificate of
                             Incorporation of the Registrant (filed as Exhibit
                             3.2 to the Registrant's Registration Statement on
                             Form S-1, File No. 333-5495, and incorporated herein by reference).
         Exhibit 4.2         Form of Restated By-Laws of the Registrant (filed
                             as Exhibit 3.4 to the Registrant's Registration
                             Statement on Form S-1, File No. 333-5495, and incorporated herein by reference).
         Exhibit 4.3         Specimen certificate representing the Common Stock
                             of the Registrant (filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-1,
                             File No. 333-5495, and incorporated herein by reference).
         Exhibit 4.4         Industri-Matematik International Corp. 1998 Stock
                             Option Plan
         Exhibit 4.5         Industri-Matematik International Corp. 1997
                             Employee Stock Purchase Plan, as amended
         Exhibit 4.6         Form of Agreements of Restricted Stock Program of
                             the Registrant (filed as Exhibit 10.4 to the Registrant's Registration Statement on Form S-1,
                             File No. 333-5495 and incorporated herein by reference).
         Exhibit 5.1         Opinion of Tannenbaum Dubin & Robinson, LLP
         Exhibit 23.1        Consent of Tannenbaum Dubin & Robinson, LLP
                             (contained in Exhibit 5.1).
         Exhibit 23.2        Consent of Ohrlings Coopers & Lybrand AB.
         Exhibit 24.1        Power of Attorney (included as part of the
                             signature page to this Registration Statement).

Item 9.  Undertakings

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company, Industri-Matematik International Corp., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 29th day of June, 1999.

                                         INDUSTRI-MATEMATIK INTERNATIONAL CORP.



                                         By: /s/ STIG G. DURLOW
                                             ----------------------------------
                                             Stig G. Durlow
                                             Chairman, President and
                                             Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Industri-Matematik International Corp., hereby severally continue and appoint Stig G. Durlow, Lars-Goran Peterson, and Marvin S. Robinson and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Industri-Matematik International Corp. to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                               Title                        Date
----------                              -----                        ----

/s/ STIG G. DURLOW           Chairman of the Board of         June 29, 1999
---------------------------  Directors, President and Chief
    Stig. G. Durlow          Executive Officer (Principal
                             Executive Officer)

/s/ JEFFREY A. HARRIS        Director                         June 29, 1999
-----------------------
    Jeffrey A. Harris


/s/ WILLIAM H. JANEWAY       Director                         June 29, 1999
-----------------------
    William H. Janeway


/s/ MARTIN LEIMDORFER        Director                         June 29, 1999
-----------------------
    Martin Leimdorfer


/s/ KARL ASP                 Treasurer and Chief Financial    June 29, 1999
-----------------------      Officer (Principal Financial
    Karl Asp                 and Accounting Officer)


/s/ GEOFFREY W. SQUIRE       Director                         June 29, 1999
-----------------------
    Geoffrey W. Squire

                                 Exhibit Index
                                 -------------

                                                         Sequential
Exhibit                                                   Numbered
Number                   Description                        Page
- -------                -----------                        ----
 4.1     Form of Amended and Restated
         Certificate of Incorporation of the
         Registrant (filed as Exhibit 3.2 to the
         Registrant's Registration Statement on
         Form S-1, File No. 333-5495, and
         incorporated herein by reference).
 4.2     Form of Restated By-Laws of the
         Registrant (filed as Exhibit 3.4 to the
         Registrant's Registration Statement on
         Form S-1, File No. 333-5495, and
         incorporated herein by reference)
 4.3     Specimen certificate representing the
         Common Stock of the Registrant (filed
         as Exhibit 4.1 to the Registrant's
         Registration Statement on Form S-1,
         File No. 333-5495, and incorporated
         herein by reference).
 4.4     Industri-Matematik International
         Corp. 1998 Stock Option Plan.
 4.5     Industri-Matematik International Corp.
         1997 Employee Stock Purchase Plan, as amended
 4.6     Form of Agreements of Restricted Stock
         Program of the Registrant (filed as
         Exhibit 10.4 to the Registrant's
         Registration Statement on Form S-1,
         File No. 333-5495 and incorporated
         herein by reference).
 5.1     Opinion of Tannenbaum Dubin &
         Robinson, LLP
 23.1    Consent of Tannenbaum Dubin &
         Robinson, LLP(contained in Exhibit
         5.1).
 23.2    Consent of Ohrlings Coopers & Lybrand AB
 24.1    Power of Attorney (included as part of
         the signature page to this Registration
         Statement).